EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 12, 2010 relating to the consolidated financial statements as of December 31, 2009 and for the two years then ended, which appear in the Annual Report on Form 10-K, as amended, of ZAGG Incorporated for the year ended December 31, 2010.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
January 27, 2012